Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, January 16, 2007
COMMERCE BANCSHARES, INC. REPORTS
EARNINGS PER SHARE GROWTH OF 3% FOR 2006
     Commerce Bancshares, Inc. announced record earnings of $3.09 per share in 2006 compared to $3.01 per share in 2005, an increase of 3%. Net earnings for 2006 amounted to $219.8 million and compared to $223.2 million in 2005 which included non-recurring tax benefits of $13.7 million or $.18 per share. For the year the return on average assets was 1.54%, the return on average equity was 16.0%, and the efficiency ratio was 60.6%.
     For the three months ended December 31, 2006, earnings per share totaled $.80, an increase of 4% compared with $.77 in the fourth quarter of 2005. Net income amounted to $57.0 million compared with $56.2 million in the same period last year. The return on average assets for the three months ended December 31, 2006 was 1.51%, the return on average equity was 15.5%, and the efficiency ratio was 59.1%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Despite a challenging interest rate environment, we are pleased to report continued improvement in core operating earnings. Compared to the prior quarter, net interest income increased 4.3%, chiefly driven by continued strong loan growth and a modest increase in the net interest margin. Excluding securities gains, non-interest income increased 3%, while non-interest expense remained controlled, growing only 1%. Exclusive of one-time tax benefits recognized in the fourth quarter of 2005, earnings per share for the fourth quarter of 2006 increased 10% compared to the prior year.”
     Mr. Kemper continued, “Asset quality remained strong all year with net loan charge-offs totaling .28% of average loans for 2006 compared with .38% in 2005. We experienced lower losses in our commercial, credit card, and personal banking loan portfolios. Our allowance for loan losses totaled $131.7 million, or 1.32% of total outstanding loans, at the end of the fourth quarter.”
     Total assets at December 31, 2006 were $15.2 billion, total loans were $10.0 billion, and total deposits were $11.7 billion. During the quarter, the Company announced plans to acquire South Tulsa Financial Corporation, Tulsa, Oklahoma, a one-bank holding company with two branch locations and loans of $107 million and deposits of $101 million. It is expected that this transaction will be completed in the second quarter of 2007. Also during the quarter, the Company purchased approximately 1.1 million shares of its common stock through its treasury stock buyback plan and paid a 5% common stock dividend on December 13, 2006.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 350 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of fourth quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	9/30/06	12/31/06	12/31/05
Non-Accrual Loans	$18,845	$16,708	$9,845
Foreclosed Real Estate	$1,379	$1,515	$1,868
Total Non-Performing Assets	$20,224	$18,223	$11,713
Non-Performing Assets to Loans	.21%	.18%	.13%
Non-Performing Assets to Total Assets	.13%	.12%	.08%

Loans 90 Days & Over Past Due — Still Accruing	$16,251	$20,376	$14,088

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2006	2006	2005	2006	2005

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$128,753	$134,232	$127,006	$513,199	$501,702
Taxable equivalent net interest income	130,621	136,605	128,755	520,323	505,707
Non-interest income	90,656	90,054	88,633	361,621	341,199
Provision for loan losses	7,575	7,970	11,980	25,649	28,785
Non-interest expense	132,304	133,610	127,201	525,425	496,522
Net income	54,548	57,017	56,242	219,842	223,247
Cash dividends	16,605	16,463	15,557	65,758	63,421
Net total loan charge-offs	7,875	8,074	12,839	26,054	32,732
Net business charge-offs (recov)	125	(126)	(480)	(823)	(3,016)
Net credit card charge-offs	4,588	5,131	8,506	17,854	24,412
Net personal banking charge-offs*	1,924	2,217	3,541	6,236	8,800
Net real estate charge-offs	175	118	260	118	527
Net overdraft charge-offs	1,063	734	1,012	2,669	2,009
Per share:
Net income — basic	$0.78	$0.81	$0.78	$3.13	$3.05
Net income — diluted	$0.77	$0.80	$0.77	$3.09	$3.01
Cash dividends	$0.233	$0.233	$0.218	$0.933	$0.871
Diluted wtd. average shares o/s	70,961	71,372	72,492	71,122	74,089

RATIOS
Average loans to deposits	85.36%	85.83%	83.90%	84.73%	81.34%
Return on total average assets	1.50%	1.51%	1.62%	1.54%	1.60%
Return on total average stockholders’ equity	15.64%	15.52%	16.52%	15.96%	16.19%
Non-interest income to revenue**	40.42%	40.15%	41.10%	40.72%	40.48%
Efficiency ratio***	61.16%	59.12%	59.29%	60.55%	59.30%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.55	$20.62	$18.85
Market value per share	$48.16	$48.41	$49.64
Allowance for loan losses as a percentage of loans	1.34%	1.32%	1.44%
Tier I leverage ratio	9.47%	9.05%	9.43%
Common shares outstanding	71,032,313	69,952,544	70,989,351
Shareholders of record	4,721	4,739	4,522
Number of bank/ATM locations	360	354	342
Number of bank charters	3	3	3
Full-time equivalent employees	4,900	4,932	4,839

		Dec. 31	Dec. 31
OTHER YTD INFORMATION		2006	2005

High market value per share		$50.67	$51.08
Low market value per share		$45.60	$41.85

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income, excluding net securities gains/losses.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding net securities gains/losses).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2006	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans	$173,400	$180,655	$142,865	$665,117	$521,283
Interest on investment securities	37,791	40,370	41,319	151,552	172,181
Interest on federal funds sold and securities purchased under agreements to resell	5,079	7,134	1,159	15,637	4,102

Total interest income	216,270	228,159	185,343	832,306	697,566

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	26,301	27,532	16,261	96,442	53,371
Time open and C.D.’s of less than $100,000	23,238	26,007	14,803	85,424	50,597
Time open and C.D.’s of $100,000 and over	15,706	15,582	9,045	58,381	30,779
Interest on other borrowings	22,272	24,806	18,228	78,860	61,117

Total interest expense	87,517	93,927	58,337	319,107	195,864

Net interest income	128,753	134,232	127,006	513,199	501,702
Provision for loan losses	7,575	7,970	11,980	25,649	28,785

Net interest income after
provision for loan losses	121,178	126,262	115,026	487,550	472,917

NON-INTEREST INCOME
Deposit account charges and other fees	29,723	29,323	30,085	115,453	112,979
Bank card transaction fees	24,187	25,475	23,527	94,928	86,310
Trust fees	17,805	18,564	17,529	72,180	68,316
Trading account profits and commissions	1,639	1,918	2,251	8,132	9,650
Consumer brokerage services	2,476	2,318	2,306	9,954	9,909
Loan fees and sales	1,956	2,059	2,196	10,503	12,838
Investment securities gains, net	3,324	24	1,089	9,035	6,362
Other	9,546	10,373	9,650	41,436	34,835

Total non-interest income	90,656	90,054	88,633	361,621	341,199

NON-INTEREST EXPENSE
Salaries and employee benefits	72,169	73,140	68,730	288,273	273,177
Net occupancy	11,009	11,060	11,039	43,276	40,621
Equipment	7,109	6,536	5,971	25,665	23,201
Supplies and communication	8,073	8,332	8,414	32,670	33,342
Data processing and software	12,904	13,054	12,612	50,982	48,244
Marketing	4,397	3,945	4,259	17,317	17,294
Other	16,643	17,543	16,176	67,242	60,643

Total non-interest expense	132,304	133,610	127,201	525,425	496,522

Income before income taxes	79,530	82,706	76,458	323,746	317,594
Less income taxes	24,982	25,689	20,216	103,904	94,347

NET INCOME	$54,548	$57,017	$56,242	$219,842	$223,247

Net income per share — basic	$0.78	$0.81	$0.78	$3.13	$3.05

Net income per share — diluted	$0.77	$0.80	$0.77	$3.09	$3.01

Cash dividends per common share	$0.233	$0.233	$0.218	$0.933	$0.871

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2006	2006	2005

ASSETS
Loans:
Loans held for sale	$301,032	$278,598	$6,172
Loans, net of unearned income	9,532,158	9,681,520	8,893,011
Allowance for loan losses	(131,834)	(131,730)	(128,447)

Net loans	9,701,356	9,828,388	8,770,736

Investment securities:
Available for sale	3,533,073	3,415,440	3,667,901
Trading	7,770	6,676	24,959
Non-marketable	87,301	74,207	77,321

Total investment securities	3,628,144	3,496,323	3,770,181

Federal funds sold and securities purchased under agreements to resell	495,262	527,816	128,862
Cash and due from banks	479,963	626,500	545,273
Land, buildings and equipment — net	388,337	386,095	374,192
Goodwill	100,933	97,643	48,522
Other intangible assets — net	13,325	19,633	47
Other assets	344,292	247,951	247,732

Total assets	$15,151,612	$15,230,349	$13,885,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,205,193	$1,312,400	$1,399,934
Savings, interest checking and money market	6,704,679	6,879,047	6,490,326
Time open and C.D.’s of less than $100,000	2,286,426	2,302,567	1,831,980
Time open and C.D.’s of $100,000 and over	1,368,140	1,250,840	1,129,573

Total deposits	11,564,438	11,744,854	10,851,813
Federal funds purchased and securities sold under agreements to repurchase	1,768,899	1,771,282	1,326,427
Other borrowings	166,372	53,934	269,390
Other liabilities	192,116	218,165	100,077

Total liabilities	13,691,825	13,788,235	12,547,707

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	352,330	347,049
Capital surplus	384,343	427,421	388,552
Retained earnings	806,551	683,176	693,021
Treasury stock	(84,616)	(20,613)	(86,901)
Accumulated other comprehensive income (loss)	6,460	(200)	(3,883)

Total stockholders’ equity	1,459,787	1,442,114	1,337,838

Total liabilities and stockholders’ equity	$15,151,612	$15,230,349	$13,885,545

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Year Ended
(Dollars in thousands)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2006	2006	2005	2006	2005

Loans:
Business	$2,709,096	$2,805,946	$2,436,190	$2,688,722	$2,336,681
Real estate — construction	582,542	627,631	482,813	540,574	480,864
Real estate — business	2,082,020	2,160,705	1,876,813	2,053,455	1,794,269
Real estate — personal	1,461,996	1,505,342	1,360,744	1,425,311	1,351,809
Consumer	1,373,127	1,411,988	1,281,487	1,352,047	1,242,163
Home equity	444,979	443,290	446,831	445,376	429,911
Student	278,960	300,331	325,126	305,960	357,319
Credit card	606,882	611,579	560,569	595,252	554,471
Overdrafts	13,548	13,329	13,084	14,685	13,995

Total loans	9,553,150	9,880,141	8,783,657	9,421,382	8,561,482

Investment securities (excluding
unrealized gains and losses):
Available for sale	3,448,592	3,440,245	3,879,182	3,456,219	4,233,052
Trading	14,223	15,471	12,553	17,444	10,624
Non-marketable	86,230	83,938	81,332	85,211	78,709

Total investment securities	3,549,045	3,539,654	3,973,067	3,558,874	4,322,385

Federal funds sold and securities
purchased under agreements to resell	378,404	530,275	108,784	299,554	116,553
Total interest earning assets	13,480,599	13,950,070	12,865,508	13,279,810	13,000,420

Total assets	14,431,791	14,999,722	13,814,899	14,238,604	13,973,444

Deposits:
Non-interest bearing deposits	644,103	664,017	616,862	642,545	655,729
Interest bearing deposits:
Savings	393,732	400,737	387,876	393,870	403,158
Interest checking	164,082	179,332	170,486	175,619	191,840
Money market	6,514,270	6,682,961	6,530,453	6,541,661	6,553,874
Time open & C.D.’s of less than $100,000	2,155,446	2,293,197	1,795,743	2,077,257	1,736,804
Time open & C.D.’s of $100,000 and over	1,320,235	1,291,430	968,385	1,288,845	983,703

Total interest bearing deposits	10,547,765	10,847,657	9,852,943	10,477,252	9,869,379

Total deposits	11,191,868	11,511,674	10,469,805	11,119,797	10,525,108

Borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	1,580,998	1,792,832	1,578,790	1,455,544	1,609,868
Other borrowings	163,152	104,488	325,158	182,940	366,072

Total borrowings	1,744,150	1,897,320	1,903,948	1,638,484	1,975,940

Total interest bearing liabilities	12,291,915	12,744,977	11,756,891	12,115,736	11,845,319
Total stockholders’ equity	1,383,584	1,457,813	1,350,744	1,377,655	1,378,688

Net yield on interest earning
assets (tax-equivalent basis)	3.84%	3.89%	3.97%	3.92%	3.89%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2006

For the quarter ended December 31, 2006, net income amounted to $57.0 million, an increase of 1.4% over the same quarter last year. Excluding non-recurring tax benefits of $3.4 million in the 4th quarter of 2005, net income in the current quarter increased 7.9%. For the current quarter, the return on average assets was 1.5%, the return on average equity was 15.5%, and the efficiency ratio was 59.1%. Compared to the 4th quarter of last year, net interest income increased 5.7% while non-interest income, exclusive of securities gains, grew by 2.8% and the provision for loan losses declined by 33.5%. Additionally, non-interest expense grew by 5.0% over the same period last year.
Balance Sheet Review
During the 4th quarter of 2006, average loans increased $327.0 million, or 3.4%, compared to the previous quarter, representing annualized growth of 13.6%. Average loans increased $1.1 billion, or 12.5%, during the 4th quarter of 2006 compared to the same period last year. The bank acquisitions of West Pointe and Boone in the 3rd quarter of 2006 increased quarterly averages in the 3rd and 4th quarters by $178.6 million and $365.5 million, respectively. Excluding acquired loans, average loan balances grew $140.1 million, or 6.0% on an annualized basis, in the 4th quarter of 2006 compared to the previous quarter. This increase was mainly the result of growth in business ($33.9 million), lease ($26.0 million), construction ($16.5 million), consumer ($29.0 million) and student loans ($21.4 million) as demand for loan products remained solid.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $8.3 million, or .2%, this quarter compared with the previous quarter. Excluding the bank acquisitions mentioned above, average available for sale securities decreased $97.1 million. During the current quarter, maturities and principal paydowns of securities totaled $200.5 million, while the Company reinvested $148.9 million of these proceeds in mortgage-backed and municipal securities. There were no available for sale securities sold during the current quarter.
Total average deposits increased by $319.8 million, or 2.9%, during the 4th quarter compared to the previous quarter. The bank acquisitions mentioned above increased quarterly deposit averages in both the 3rd and 4th quarters by $198.6 million and $460.9 million, respectively. Compared to the 3rd quarter of 2006, average deposits, excluding acquired deposits, grew by $57.5 million, or 2.0% on an annualized basis. This growth was mainly due to growth in money market accounts ($133.7 million) and short-term retail certificates of deposit ($55.1 million), offset by reductions in short-term jumbo certificates of deposit ($88.7 million), interest checking ($22.1 million) and savings accounts ($20.1 million). The average loans to deposits ratio for the quarter was 85.8%.
Average borrowings increased $153.2 million in the current quarter compared to the prior quarter, mainly due to a $258.3 million increase in repurchase agreement liabilities, partly offset by a $46.5 million decline in federal funds purchased. Additionally, borrowings from the Federal Home Loan Bank declined $65.3 million this quarter due to maturities.
Net Interest Income
Net interest income in the 4th quarter of 2006 amounted to $134.2 million, an increase of $5.5 million, or 4.3%, compared with the previous quarter and an increase of $7.2 million, or 5.7%, compared to the 4th quarter of last year. During the 4th quarter of 2006, the net yield on earning assets (tax-equivalent) was 3.89%, compared with 3.84% in the previous quarter and 3.97% in the same period last year.
The increase of $5.5 million in net interest income in the 4th quarter of 2006 over the previous quarter was primarily the result of growth in loan interest income of $7.3 million due to increases in both rates earned and average balances, coupled with an increase in interest income on investment securities and reverse repurchase agreement assets. The growth in interest on investment securities resulted mainly from the receipt of past due interest of $1.5 million on a subordinated debt investment held by a private equity subsidiary. Offsetting this increase in interest income was higher interest expense on interest bearing deposits of $3.9 million due to higher rates on most deposit products and growth in balances, mainly in various money market and certificate of deposit accounts. Also, interest expense increased on other borrowings by $2.5 million due to higher balances of repurchase agreement liabilities and slightly higher rates.
During the current quarter, the overall tax equivalent yield on interest earning assets increased 14 basis points to 6.56%, while the overall cost of interest bearing liabilities increased 9 basis points to 2.92%.
Non-Interest Income
For the 4th quarter of 2006, total non-interest income amounted to $90.1 million, an increase of 1.6%, compared to $88.6 million in the same period last year and was a slight decrease from $90.7 million recorded in the previous quarter. Excluding securities gains, non-interest income grew by 2.8% and 3.1%, respectively, compared with 4th quarter last year and 3rd quarter this year. Compared with 4th quarter last year, growth resulted mainly from higher bank card and trust fee income, which was partly offset by lower deposit account and bond fee income. Bank card fees for the quarter increased 8.3% over the same period last year, primarily due to higher fees earned on debit and corporate card transactions, which grew by 13.3% and 17.3%, respectively. Trust fees for the quarter increased 5.9% over the same quarter last year as a result of higher fees on personal, institutional and corporate trust accounts. The decline in deposit account income was mainly due to lower overdraft fees resulting from lower transaction volumes.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2006

During the current quarter, gains on sales of student loans totaled $921 thousand, compared with $947 thousand in the same period last year and $900 thousand in the previous quarter. Other non-interest income increased $723 thousand over the same period last year as a result of increased income on leasing activities, higher sweep fees and higher check sales income. The ratio of non-interest income to total revenue, excluding net securities gains, was 40.1% in the 4th quarter of 2006.
Net securities gains amounted to $24 thousand for the 4th quarter of 2006, compared to $3.3 million in the previous quarter and $1.1 million in the 4th quarter of 2005. These gains primarily represented realized net gains and fair value adjustments on certain investments held by the Company’s private equity subsidiaries. There were no realized gains or losses on the Company’s available for sale investment securities portfolio in the current quarter.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $133.6 million, an increase of $6.4 million, or 5.0%, compared with amounts recorded in the same period last year and was 1.0% higher than amounts recorded in the prior quarter. Compared to the 4th quarter of last year, salaries and benefits expense increased $4.4 million, or 6.4%, mainly as a result of merit increases, higher medical costs and the effects of the previously mentioned bank acquisitions which increased salaries and benefits by approximately $1.6 million during the quarter. Full-time equivalent employees totaled 4,932 and 4,839 at December 31, 2006 and 2005, respectively.
Occupancy costs grew by only .2% over the same quarter last year. Equipment and data processing expenses increased 9.5% and 3.5%, respectively, due to higher depreciation and amortization charges on equipment and software, resulting from new data systems installed during the last twelve months. Lower telephone and network costs resulted in a 1.0% reduction in overall supplies and communication costs. The increase in other expense over the same quarter last year included higher costs for intangible asset amortization of $1.0 million due to the Boone and West Pointe bank acquisitions, and higher foreclosed property costs of $814 thousand associated with a recent foreclosure, which were partly offset by lower fraud losses and operating losses. Minority interest expense related to private equity investment activity increased $261 thousand over the same quarter last year.
Income Taxes
The effective tax rate for the Company was 31.1% for the current quarter, compared with a rate of 31.4% in the previous quarter and 26.4% in the 4th quarter of 2005. The lower effective tax rate in the 4th quarter of 2005 was mainly due to one-time tax benefits of $3.4 million.
Credit Quality
Net loan charge-offs for the 4th quarter of 2006 amounted to $8.1 million, compared with $7.9 million in the prior quarter and $12.8 million in the 4th quarter of last year. The increase in net charge-offs in the 4th quarter of 2006 compared to the previous quarter was the result of slightly higher personal banking and credit card loan charge-offs in the current quarter. Changes to bankruptcy laws in 2005 resulted in higher charge-off levels in the 4th quarter 2005. Year-to-date, the ratio of net loan charge-offs to total average loans was .28% compared to .38% last year.
For the 4th quarter of 2006, annualized net charge-offs on average credit card loans were 3.33%, compared with 6.02% in the same quarter last year and 3.00% in the 3rd quarter of 2006. Additionally, personal banking loan net charge-offs for the quarter amounted to .41% of average personal loans compared to .68% in the same period last year. The provision for loan losses for the quarter totaled $8.0 million, and was $395 thousand higher than the previous quarter but $4.0 million lower than the 4th quarter of 2005. The allowance for loan losses at December 31, 2006 amounted to $131.7 million, or 1.32% of total loans.
Total non-performing assets amounted to $18.2 million, a decrease of $2.0 million from the previous quarter and .18% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($16.7 million) and foreclosed real estate ($1.5 million). Loans past due more than 90 days and still accruing interest totaled $20.4 million at December 31, 2006.
Other
The Company maintains a treasury stock buyback program. Effective October 2005, the Company was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended December 31, 2006, the Company purchased 1.1 million shares of treasury stock at an average cost of $49.04 per share. During the current quarter the Company also announced plans to acquire South Tulsa Financial Corporation, Tulsa, Oklahoma, a one-bank holding company with two branch locations and loans of $107 million and deposits of $101 million. It is expected that this transaction will be completed in the 2nd quarter of 2007.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.